Exhibit 3.3

THE COMPANIES ACT 1981 (as amended)

MEMORANDUM OF CONTINUANCE OF COMPANY
LIMITED BY SHARES

Section 132C(2)(a)

MEMORANDUM OF CONTINUANCE

of

Nordic American Offshore Ltd.
(hereinafter referred to as the "Company")

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	The Company is an exempted company as defined by the Companies Act 1981.

3.	The authorised share capital of the Company shall be US$2,500,000 divided into 250,000,000 shares of US$0.01 par value each, designated as 200,000,000 common shares and 50,000,000 preferred shares.

4.	Details of Incorporation:

The Company was incorporated under the name Nordic American Offshore Ltd. pursuant to the laws of the Republic of the Marshall Islands on 17 October 2013.

The Company is applying for consent to continue in Bermuda as Nordic American Offshore Ltd.

5.	The objects of the Company from the Date of Continuance are unrestricted.

6.	Other Provisions, if any:

The Company shall have the capacity, rights, powers and privileges of a natural person.

The objects for which the Company is formed and incorporated are unrestricted.

The Company shall have, pursuant to Section 42 of the Companies Act 1981, the power to issue preference shares which are liabile to be redeemed at the option of the holder.

The Company shall have, pursuant to Section 42A of the Companies Act 1981, the power to purchase its own shares for cancellation.

The Company shall have, pursuant to Section 42B of the Companies Act 1981, the power to acquire its own shares to be held as treasury shares.

Signed by a duly authorised representative of the Company in the presence of at least one witness attesting the signature thereof:

Director	Witness

Dated this ____ day of [        ], 2016.